Exhibit 99.(a)(5)(C)

News

Contacts
Media
Ted Lowen,
Engelhard Corp.
732-205-6360

Investor Relations
Gavin A. Bell,
Engelhard Corp.
732-205-6313
Ref. #C1448
        or
Dan Katcher /
Eden Abrahams
Joele Frank,
Wilkinson Brimmer Katcher
212-355-4449

Engelhard Corporation
101 Wood Avenue,
P.O. Box 770
Iselin, NJ 08830

For Immediate Release

ENGELHARD COMMENCES $45 PER SHARE SELF-TENDER OFFER
FOR 20% OF COMPANY’S SHARES AS PART OF RECAPITALIZATION PLAN

ISELIN, NJ, May 5, 2006 – Engelhard Corporation (NYSE:EC), one of the largest surface and materials science companies in the world, today commenced its previously announced self-tender offer for up to 26 million shares for $45 per share in cash. The 26 million shares represent approximately 20% of the company’s outstanding shares including exercisable options.

      “We believe the recapitalization plan we announced last week provides greater value to our shareholders than BASF’s inadequate $38 per share offer and is in the best interests of Engelhard shareholders,” said Barry W. Perry, Engelhard’s chairman and chief executive officer. “As part of that plan, we are pleased to begin the self-tender offer, which affords shareholders partial liquidity at an attractive price of $45 per share while preserving their ability to participate in the company’s future growth potential.”

     The self-tender offer will expire, unless extended, at 5:00 p.m., New York City time, on Monday, June 5, 2006. The self-tender offer is not subject to a minimum number of shares being tendered. However, the self-tender offer is subject to certain other conditions set forth in the Offer to Purchase and related tender offer materials that Engelhard will send to its shareholders shortly.

     Engelhard has committed financing, subject to customary conditions, from Merrill Lynch and JPMorgan to initially fund the $45 per share self-tender offer. Permanent financing is expected to comprise a mix of hybrid securities (ICONs) and floating- and fixed-rate debt.

     The Engelhard board of directors has approved the self-tender offer and unanimously recommends to shareholders that they tender their shares into the offer. Each shareholder must make his or her own decision as to whether to tender shares and, if so, how many shares to tender.

     JPMorgan and Merrill Lynch & Co. are acting as Dealer Managers in connection with the self-tender offer and MacKenzie Partners, Inc. is acting as Information Agent.

     Engelhard Corporation is a surface and materials science company that develops technologies to improve customers’ products and processes. A Fortune 500 company, Engelhard is a world-leading provider of technologies for environmental, process, appearance and performance applications. For more information, visit Engelhard on the Internet at www.engelhard.com.

Forward-Looking Statements. This announcement contains forward-looking statements. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These forward-looking statements involve risks and uncertainties, internal and external, that may cause Engelhard’s actual future activities and results of operations to be materially different from those suggested or described in this announcement. For a more thorough discussion of these factors, please refer to “Forward-Looking Statements” (excluding the first sentence thereof), “Risk Factors” and “Key Assumptions” on pages 34, 35 and 38, respectively, of Engelhard’s 2005 Annual Report on Form 10-K, dated March 3, 2006. Please also refer to “Forward-Looking Statements” and “Key Assumptions” contained in the investor presentation captioned “Recapitalization Plan” filed as an exhibit on Form 8-K, dated April 26, 2006, and “Forward-Looking Statements” in the Offer to Purchase, dated May 5, 2006, to be sent by Engelhard to its shareholders shortly in connection with the self-tender offer commenced today, for additional information regarding such risks, uncertainties and contingencies.

Investors are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date made, and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described above, as well as others that Engelhard may consider immaterial or do not anticipate at this time. The foregoing risks and uncertainties are not exclusive and further information concerning Engelhard and its businesses, including factors that potentially could materially affect its financial results or condition, may emerge from time to time. Investors are advised to consult any further disclosures Engelhard makes on related subjects in Engelhard’s future periodic and current reports and other documents that Engelhard files with or furnishes to the Securities and Exchange Commission (“SEC”).

No Offer or Solicitation. This announcement does not constitute an offer or invitation to purchase nor a solicitation of an offer to sell any securities of Engelhard. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the Offer to Purchase and related tender offer materials (“Engelhard’s Tender Offer Materials”) which will be sent by Engelhard to its shareholders shortly. Engelhard’s shareholders are advised to read those materials carefully and in their entirety because they will contain important information, including the various terms of, and conditions to, the self-tender offer.

Additional Information and Where to Find It. Engelhard also plans to file with the SEC and mail to its shareholders a definitive Proxy Statement on Form 14A relating to the 2006 annual meeting of shareholders and the election of directors (the “2006 Proxy Statement”) and other important information. Engelhard and its directors and certain of its officers may be deemed, under SEC rules, to be participants in soliciting proxies from Engelhard’s shareholders. Information regarding the names of Engelhard’s directors and executive officers and their respective interests in Engelhard by security holdings or otherwise is set forth in Engelhard’s Proxy Statement relating to the 2005 annual meeting of shareholders (the “2005 Proxy Statement”). Additional information regarding the interests of such and other potential participants will be included in the 2006 Proxy Statement and other relevant documents to be filed with the SEC in connection with Engelhard’s 2006 annual meeting of shareholders that will be filed with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE 2006 PROXY STATEMENT AND OTHER MATERIALS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. On January 9, 2006, BASF filed a Tender Offer Statement on Schedule TO, which has been amended (the “BASF Tender Offer Statement”). In response to the BASF Tender Offer Statement, Engelhard has filed certain materials with the SEC, including the Schedule 14D-9 filed on February 2, 2006, and which has been amended, (the “Schedule 14D-9”).

Investors and security holders may obtain a free copy of Engelhard’s Tender Offer Materials (as and when they are filed and become available), Schedule 14D-9, 2005 Proxy Statement, 2006 Proxy Statement (when it is filed and becomes available), BASF’s Tender Offer Statement and other documents filed by Engelhard or BASF with the SEC at the SEC's website at http://www.sec.gov. In addition, investors and security holders may obtain a free copy of each of the Schedule 14D-9, 2005 Proxy Statement, 2006 Proxy Statement (when it is filed and becomes available), Engelhard’s Tender Offer Materials, as well as Engelhard’s related filings with the SEC, from Engelhard by directing a request to Engelhard Corporation, 101 Wood Avenue, Iselin, New Jersey 08830, Attention: Investor Relations or at 732-205-5000, or from MacKenzie Partners, Inc. by calling 1-800-322-2885 toll free or at 1-212-929-5500 collect or by e-mail at Engelhard@mackenziepartners.com.

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